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                     GIDDINGS & LEWIS-Registered Trademark-

                                                                     May 8, 1997

Dear Giddings & Lewis, Inc. Shareholder:

    As you may be aware, Harnischfeger Industries, Inc. ("HII"), through its wholly owned subsidiary DSFA Corporation ("DSFA"), has commenced an unsolicited tender offer for all outstanding shares of common stock of Giddings & Lewis, Inc. (the "Company") at a price of $19 per share in cash.

    AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT HII'S OFFER IS INADEQUATE AND NOT IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU REJECT THE OFFER AND NOT TENDER YOUR SHARES TO DSFA.

    In arriving at its determination and recommendation, the Board gave careful consideration to a number of factors which are described in the enclosed
Schedule 14D-9, including the opinion, dated May 7, 1997, of Credit Suisse First Boston Corporation, the Company's financial advisor, that as of such date, the offer price of $19 per share was inadequate from a financial point of view to the Company's shareholders other than DSFA and HII.

    The Board concluded that the interests of the Company's shareholders would be best served by continuing to actively explore all strategic alternatives and has instructed management and its advisors to do so.

    Additional information with respect to the Board's decision and its actions is contained in the enclosed Schedule 14D-9. We urge you to consider this information carefully.

    Your Board of Directors and I greatly appreciate your continued support and encouragement.

                                          On behalf of the Board of Directors,

                                          Marvin L. Isles
                                          CHAIRMAN, PRESIDENT AND
                                          CHIEF EXECUTIVE OFFICER
                                          GIDDINGS & LEWIS, INC.

                            ------------------------
                              GIDDINGS & LEWIS INC
                             142 DOTY ST PO BOX 590
                         FOND DU LAC WI 54936-0590 USA
                    TEL. (414) 921-9400. FAX (414) 929-4522
                       INTERNET: http://www.giddings.com